On June 28, 2011, NASDAQ Listing Qualifications staff (Staff) notified
Yuhe International, Inc. (Company) that it determined to delist the Company based on its broad discretionary authority under Rule 5101 and the Companys failure to comply with Rule 5250(c)(1). On July 5, 2011, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815, and also requested that the Panel stay any delisting action pending the scheduled hearing pursuant to Rule 5815(a)(1)(B). On July 15, 2011, the Panel notified the Company that it had denied its request of a stay and the Companys securities were suspended from trading on July 21, 2011. A Panel hearing was held on August 4, 2011. On August 9, 2011, the Panel issued a decision that denied the Companys request for continued listing and determined to delist the Companys securities. On August 24, 2011, the Company exercised its right to appeal the August 9, 2011 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On October 21, 2011, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On November 23, 2011, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).